Exhibit 99

DOMINION ENERGY, INC.

CONDENSED CONSOLIDATED EARNINGS STATEMENT

(Unaudited)

Twelve Months Ended June 30, 2022
(millions, except per share amounts)
Operating Revenue	$14,931

Operating Expenses	12,495

Income from operations	2,436

Earnings from equity method investees	294

Other income	317

Interest and related charges	1,004

Income from continuing operations including noncontrolling interest before income tax expense	2,043

Income tax expense	379

Net income from continuing operations including noncontrolling interest	1,664

Net income from discontinued operations including noncontrolling interest	605

Net income including noncontrolling interests	2,269

Noncontrolling interests	16

Net Income Attributable to Dominion Energy	$2,253

Amounts attributable to Dominion Energy
Net income from continuing operations	$1,648
Net income from discontinued operations	605
Net income attributable to Dominion Energy	$2,253

EPS – Basic
Net income from continuing operations	$1.92
Net income from discontinued operations	0.75
Net income attributable to Dominion Energy	$2.67

EPS – Diluted
Net income from continuing operations	$1.91
Net income from discontinued operations	0.74
Net income attributable to Dominion Energy	$2.65

VIRGINIA ELECTRIC AND POWER COMPANY

CONDENSED CONSOLIDATED EARNINGS STATEMENT

(Unaudited)

Twelve Months Ended June 30, 2022
(millions)
Operating Revenue	$8,241

Operating Expenses	6,065

Income from operations	2,176

Other income	34

Interest and related charges	563

Income before income tax expense	1,647

Income tax expense	319

Net Income	$1,328